UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2017

Motorola Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-7221	36-1115800
(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 576-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2017, Motorola Solutions, Inc. (the “Company”) entered into a new revolving credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), and the several lenders and agents party thereto. The New Credit Agreement provides for a $2.2 billion revolving credit facility with a $500 million letter of credit sublimit and matures on April 24, 2022, subject to the Company’s option to extend the maturity date for up to two one-year periods upon the terms and conditions set forth in the New Credit Agreement.

The New Credit Agreement permits the Company to borrow syndicated loans (the “Syndicated Loans”) and money market loans (the “Money Market Loans”) from time to time for general corporate purposes. Syndicated Loans under the New Credit Agreement bear interest at a rate per annum equal to (i) the Base Rate as in effect from time to time plus the Applicable Margin (each as defined in the New Credit Agreement) based on the Company’s corporate credit rating or (ii) the Eurodollar Rate for the Interest Period (each as defined in the New Credit Agreement) therefor plus the Applicable Margin. Money Market Loans under the New Credit Agreement bear interest at a rate per annum equal to (i) the LIBO Rate for the Interest Period therefor plus or minus the LIBO Margin (each as defined in the New Credit Agreement) quoted by the bank making such loan or (ii) the Set Rate (as defined in the New Credit Agreement) for the Interest Period therefor quoted by the bank making such loan.

Certain other material terms of the New Credit Agreement include (i) a financial covenant requiring the Company to maintain compliance with a leverage ratio; (ii) restrictive covenants (subject, in each case, to certain customary exceptions and amounts) that limit the Company’s ability to, among other things, create liens and enter into sale and leaseback transactions; (iii) customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments; and (iv) customary representations and warranties. In addition, the Company has the ability at any time to increase the aggregate commitments under the New Credit Agreement from $2.2 billion to $2.75 billion by arranging with existing lenders and/or new lenders for them to provide additional commitments, subject to the condition that no default or event of default shall have occurred and be continuing and other terms and conditions set forth in the New Credit Agreement.

Some of the lenders under the New Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including commercial investment banking, underwriting, foreign exchange and other derivative arrangements.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the New Credit Agreement filed as Exhibit 10.1 hereto and incorporated by reference into this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with entering into the New Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company terminated its existing revolving credit agreement, dated as of May 29, 2014, with JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto (the “Old Credit Agreement”). There were no outstanding loan borrowings under the Old Credit Agreement at the time of termination and no early termination penalties were incurred by the Company.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Revolving Credit Agreement dated as of April 25, 2017 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders and agents party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTOROLA SOLUTIONS, INC. (Registrant)

Dated: April 27, 2017	By:	/s/ Gino A. Bonanotte
		Name:	Gino A. Bonanotte
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Revolving Credit Agreement dated as of April 25, 2017 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders and agents party thereto.